Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 15, 2026, with respect to the consolidated financial statements of Mega Matrix Inc. and its subsidiaries, appearing in its Annual Report on Form 20-F for the year ended December 31, 2025.

/s/ Audit Alliance LLP

Audit Alliance LLP

Singapore

April 20, 2026